EXHIBIT 10.2

Third Amendment to The Standard Register Company

Management Incentive Compensation Plan

This Third Amendment to The Standard Register Company Management Incentive Compensation Plan ("Plan") is made effective this 10th day of December, 2010, provided that the shareholder approval required in Section XV of the Plan is obtained.

WHEREAS, The Standard Register Company ("Company") adopted the Plan effective January 1, 1997; and

WHEREAS, the Plan provides that it may be amended by action of the Company Board of Directors, subject to approval by the affirmative vote of a majority of the votes cast by the holders of the voting securities of the Company represented at a meeting and entitled to vote thereon; and

WHEREAS, the Company has determined it would be advisable to amend the Plan.

NOW THEREFORE, the Plan is amended as follows:

Article IX( c) is deleted and the following is substituted therefor:

IX ( c ) Performance Goals.  The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination:  cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization); earnings per share, diluted or basic, earnings per share from continuing operations; net assets turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total stock holder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income, operating profit or net operating profit, economic profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, net promoter scores and other similar customer satisfaction surveys, measures of employee commitment, engagement and development, and such other measures as the Committee determines are appropriate; provided, however, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code.  Such Performance Goals also may be based on the attainment of levels of performance of the Company and/or any Affiliates under one or more other measures described above relative to the performance of other corporations.

In all other respects the Plan is ratified and confirmed.

The Standard Register Company

By
Gerard D. Sowar
Vice President, General Counsel & Secretary